Exhibit 99.1

Unifi Announces Fourth Quarter and Fiscal 2018 Results

Global momentum of premium value-added offerings drives fifth consecutive quarter of revenue growth;

raw material cost pressures continue

GREENSBORO, N.C., August 2, 2018 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today released operating results for the fourth quarter and fiscal year ended June 24, 2018.

Fourth Quarter 2018 Highlights

•

Net sales increased $10.0 million, or 5.9%, to $181.3 million, compared to $171.3 million for the fourth quarter of fiscal 2017, and increased $12.1 million, or 7.1%, when excluding the impact of foreign currency translation.

•	Revenues from premium value-added (“PVA”) products grew 16% compared to the fourth quarter of fiscal 2017, and represented approximately 45% of consolidated net sales.
•	Gross margin was 13.2%, compared to 16.0% for the fourth quarter of fiscal 2017.
•	Operating income was $9.3 million, compared to $13.0 million for the fourth quarter of fiscal 2017.
•

Diluted EPS was $0.58, compared to $0.52 for the fourth quarter of fiscal 2017.  Excluding a $0.19 benefit from the reversal of an uncertain tax position, Adjusted EPS was $0.39 for the quarter, compared to $0.52 for the fourth quarter of fiscal 2017.

•	Fiscal 2019 outlook of mid-single-digit percentage growth in revenue and mid- to high-single-digit growth in operating income.

“Our teams across the globe delivered strong performance during the fourth quarter and finished fiscal 2018 with 5% top-line growth,” said Kevin Hall, Chairman and CEO of Unifi. “While navigating ongoing pressure from higher raw material costs, we capitalized on increased demand from brands and retailers for our innovative PVA offerings, including REPREVE®. We also are encouraged that gross profit and operating income for the fourth quarter improved compared to the third quarter.”

Hall continued, “With our core strategy focused on innovation and sustainability, we are excited about the opportunities that remain ahead of us. Building strategic partnerships and deploying our resources efficiently for commercial expansion remain critical to achieving our long-term goals.”

Fourth Quarter Fiscal 2018 Operational Review

Net sales were $181.3 million for the fourth quarter of fiscal 2018, compared to $171.3 million for the fourth quarter of fiscal 2017.  Revenue growth was driven by an overall increase in sales volume, led by worldwide PVA product sales.

Gross margin was 13.2% for the fourth quarter of fiscal 2018, compared to 16.0% for the fourth quarter of fiscal 2017. The decrease in gross margin was driven primarily by higher raw material costs and a less favorable sales mix, in combination with a highly competitive domestic environment. Gross margin increased more than 300 basis points from the third quarter of fiscal 2018, as raw material-related pricing adjustments continued to take hold in the fourth quarter.

Operating income declined to $9.3 million for the fourth quarter of fiscal 2018, from $13.0 million for the fourth quarter of fiscal 2017. The decline in operating income was primarily due to a reduction in gross profit.  SG&A expenses in the quarter increased $1.2 million from the fourth quarter of fiscal 2017 as a result of investments in the Company’s expanding international operations and domestic commercial capabilities.  Foreign currency gains in the quarter totaled $0.8 million, compared to losses of $0.2 million in the fourth quarter of fiscal 2017.

Net income was $10.8 million for the fourth quarter of fiscal 2018, compared to $9.7 million for the fourth quarter of fiscal 2017. Net income for the fourth quarter of fiscal 2018 was adversely impacted by comparatively higher operating expenses, but benefited from a significantly lower effective tax rate. Diluted EPS was $0.58 for the fourth quarter of fiscal 2018 and $0.52 for the fourth quarter of fiscal 2017.

Adjusted Net Income was $7.4 million for the fourth quarter of fiscal 2018, compared to $9.7 million for the fourth quarter of fiscal 2017.  Adjusted EPS was $0.39 for the fourth quarter of fiscal 2018, due to the reversal of an uncertain tax position, and $0.52 for the fourth quarter of fiscal 2017.

Adjusted EBITDA was $15.3 million for the fourth quarter of fiscal 2018, compared to $18.8 million for the fourth quarter of fiscal 2017. The decrease in Adjusted EBITDA resulted primarily from lower gross profit and incremental SG&A expenses, but benefited from foreign exchange gains.

Adjusted Net Income, Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. The schedules included in this press release reconcile each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Unifi Announces Fourth Quarter and Fiscal 2018 Results	2

Net debt (debt principal less cash and cash equivalents) was $86.3 million at June 24, 2018, compared to $94.0 million at June 25, 2017, as cash and cash equivalents grew from $35.4 million at June 25, 2017 to $44.9 million at June 24, 2018.

Fiscal 2018 Operational Review

Net sales for fiscal 2018 increased 4.9% to $678.9 million, compared to $647.3 million for fiscal 2017, due primarily to increased global sales of PVA products. Gross margin for fiscal 2018 was 12.7%, compared to 14.5% for fiscal 2017, due primarily to higher raw material costs and a less favorable sales mix in a highly competitive domestic environment. Operating income for fiscal 2018 was $28.8 million, compared to $43.8 million for fiscal 2017. Operating income was adversely impacted primarily by a sustained rise in raw material costs throughout much of fiscal 2018, higher SG&A expenses and foreign currency losses.

Net income for fiscal 2018 was $31.7 million, compared to $32.9 million for fiscal 2017.  Net income for fiscal 2018 included $7.2 million of tax benefits due to the reversal of a valuation allowance on certain historical net operating losses and the reversal of an uncertain tax position stemming from fiscal 2015, offset by higher operating expenses and foreign currency losses. Net income for fiscal 2017 included a loss on sale of business of $1.7 million, higher research and development tax credits and foreign currency gains. For fiscal 2018, Diluted EPS and Adjusted EPS were $1.70 and $1.32, respectively. For fiscal 2017, Diluted EPS and Adjusted EPS were $1.78 and $1.87, respectively.  Adjusted EBITDA for fiscal 2018 was $52.3 million, compared to $65.6 million for fiscal 2017, driven primarily by higher raw material costs and other operating expenses.

Fiscal 2019 Outlook

Fiscal 2019 will contain 53 fiscal weeks, with the first quarter ending September 30, 2018 containing 14 fiscal weeks. For fiscal 2019, the Company anticipates:

•	Mid-single-digit percentage growth for net sales;
•	Mid- to high-single-digit percentage growth for operating income and Adjusted EBITDA;
•	Capital expenditures of approximately $25.0 million; and
•	An effective tax rate in the low 30% range, subject to adjustment in light of pending interpretations of the December 2017 federal tax reform legislation.

“Fiscal 2018 marked a challenging, but promising year, as the strategic investments that we made across the business materialized into accelerated top-line performance, which we believe will be sustainable into fiscal 2019,” said Kevin Hall, Chairman and CEO of Unifi.  “While higher raw material costs significantly pressured our margins

Unifi Announces Fourth Quarter and Fiscal 2018 Results	3

and profitability in fiscal 2018, we began to see a positive impact in the fourth quarter from recent pricing adjustments. As we look to fiscal 2019, we plan for improvement in all our major performance metrics and continued progress against our strategic initiatives and long-term profitability.”

Fourth Quarter Fiscal 2018 Earnings Conference Call

The Company will provide additional commentary regarding its fourth quarter and fiscal 2018 results and other developments during its earnings conference call on August 2, 2018, at 8:30 a.m. Eastern Time. The call can be accessed via a live audio webcast on the Company’s website at http://investor.unifi.com. Additional supporting materials and information related to the call will also be available on the Company’s website.

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About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world’s leading innovators in manufacturing synthetic and recycled performance fibers. The Company’s proprietary technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi’s proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 12 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. Unifi continually innovates to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water repellency and enhanced softness. Unifi collaborates with many of the world’s most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com

Financial Statements, Business Segment Information and Reconciliations to Adjusted Results to Follow

Unifi Announces Fourth Quarter and Fiscal 2018 Results	4

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 24, 2018	June 25, 2017
ASSETS
Cash and cash equivalents	$44,890	$35,425
Receivables, net	86,273	81,121
Inventories	126,311	111,405
Other current assets	16,820	15,686
Total current assets	274,294	243,637

Property, plant and equipment, net	205,516	203,388
Investments in unconsolidated affiliates	112,639	119,513
Other non-current assets	9,358	4,965
Total assets	$601,807	$571,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and other current liabilities	$68,007	$58,994
Current portion of long-term debt	16,996	17,060
Total current liabilities	85,003	76,054
Long-term debt	113,553	111,382
Other long-term liabilities	13,470	23,261
Total liabilities	212,026	210,697

Total shareholders’ equity	389,781	360,806
Total liabilities and shareholders’ equity	$601,807	$571,503

Unifi Announces Fourth Quarter and Fiscal 2018 Results	5

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Fiscal Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net sales	$181,325	$171,250	$678,912	$647,270
Cost of sales	157,421	143,893	592,484	553,106
Gross profit	23,904	27,357	86,428	94,164
Selling, general and administrative expenses	14,742	13,551	56,077	50,829
Provision (benefit) for bad debts	66	431	(38)	(123)
Other operating (income) expense, net	(173)	326	1,590	(310)
Operating income	9,269	13,049	28,799	43,768
Interest income	(116)	(62)	(560)	(517)
Interest expense	1,373	1,147	4,935	3,578
Loss on sale of business	—	—	—	1,662
Equity in earnings of unconsolidated affiliates	(1,945)	(2,157)	(5,787)	(4,230)
Income before income taxes	9,957	14,121	30,211	43,275
(Benefit) provision for income taxes	(807)	4,417	(1,491)	10,898
Net income including non-controlling interest	10,764	9,704	31,702	32,377
Less: net loss attributable to non-controlling interest	—	—	—	(498)
Net income attributable to Unifi, Inc.	$10,764	$9,704	$31,702	$32,875

Net income attributable to Unifi, Inc. per common share:
Basic	$0.59	$0.53	$1.73	$1.81
Diluted	$0.58	$0.52	$1.70	$1.78

Weighted average common shares outstanding:
Basic	18,340	18,224	18,294	18,136
Diluted	18,701	18,503	18,637	18,443

Unifi Announces Fourth Quarter and Fiscal 2018 Results	6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Fiscal Year Ended
	June 24, 2018	June 25, 2017
Cash and cash equivalents at beginning of year	$35,425	$16,646
Operating activities:
Net income including non-controlling interest	31,702	32,377
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(5,787)	(4,230)
Distributions received from unconsolidated affiliates	12,236	2,322
Depreciation and amortization expense	22,585	20,368
Loss on sale of business	—	1,662
Non-cash compensation expense	5,823	2,983
Deferred income taxes	(5,797)	6,886
Other, net	(277)	(2,172)
Changes in assets and liabilities	(23,150)	(14,134)
Net cash provided by operating activities	37,335	46,062

Investing activities:
Capital expenditures	(25,029)	(33,190)
Other, net	(1,846)	(192)
Net cash used in investing activities	(26,875)	(33,382)

Financing activities:
Proceeds from long-term debt	120,500	136,300
Payments on long-term debt	(118,760)	(133,150)
Other, net	(437)	3,354
Net cash provided by financing activities	1,303	6,504

Effect of exchange rate changes on cash and cash equivalents	(2,298)	(405)
Net increase in cash and cash equivalents	9,465	18,779
Cash and cash equivalents at end of year	$44,890	$35,425

Unifi Announces Fourth Quarter and Fiscal 2018 Results	7

BUSINESS SEGMENT INFORMATION

(Unaudited)

(Dollars in thousands)

Net sales details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	June 24, 2018	June 25, 2017	Change ($)	Change (%)
Polyester	$97,352	$94,117	$3,235	3.4%
Nylon	26,673	28,920	(2,247)	-7.8%
International	56,190	47,129	9,061	19.2%
All Other	1,110	1,084	26	2.4%
Consolidated net sales	$181,325	$171,250	10,075	5.9%

	For the Fiscal Year Ended
	June 24, 2018	June 25, 2017	Change ($)	Change (%)
Polyester	$364,169	$355,740	$8,429	2.4%
Nylon	102,639	112,704	(10,065)	-8.9%
International	207,884	173,686	34,198	19.7%
All Other	4,220	5,140	(920)	-17.9%
Consolidated net sales	$678,912	$647,270	31,642	4.9%

Gross profit details for each reportable segment of the Company are as follows:

	For the Three Months Ended
	June 24, 2018	June 25, 2017	Change ($)	Change (%)
Polyester	$8,787	$12,627	$(3,840)	-30.4%
Nylon	3,081	3,980	(899)	-22.6%
International	11,940	10,694	1,246	11.7%
All Other	96	56	40	71.4%
Consolidated gross profit	$23,904	$27,357	(3,453)	-12.6%

	For the Fiscal Year Ended
	June 24, 2018	June 25, 2017	Change ($)	Change (%)
Polyester	$31,091	$40,085	$(8,994)	-22.4%
Nylon	10,484	12,071	(1,587)	-13.1%
International	44,584	42,599	1,985	4.7%
All Other	269	(591)	860	145.5%
Consolidated gross profit	$86,428	$94,164	(7,736)	-8.2%

Unifi Announces Fourth Quarter and Fiscal 2018 Results	8

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS

(Unaudited)

(In thousands)

EBITDA and Adjusted EBITDA

The reconciliations of the amounts reported under U.S. generally accepted accounting principles (“GAAP”) for Net income attributable to Unifi, Inc. to EBITDA and Adjusted EBITDA are as follows:

	For the Three Months Ended		For the Fiscal Year Ended
	June 24, 2018	June 25, 2017	June 24, 2018	June 25, 2017
Net income attributable to Unifi, Inc.	$10,764	$9,704	$31,702	$32,875
Interest expense, net	1,257	1,085	4,375	3,030
(Benefit) provision for income taxes	(807)	4,417	(1,491)	10,898
Depreciation and amortization expense	5,652	5,388	22,218	19,851
EBITDA	16,866	20,594	56,804	66,654

Equity in earnings of Parkdale America, LLC	(1,576)	(1,809)	(4,533)	(2,723)
EBITDA excluding Parkdale America, LLC	15,290	18,785	52,271	63,931

Loss on sale of business (1)	—	—	—	1,662
Adjusted EBITDA	$15,290	$18,785	$52,271	$65,593

(1)	For fiscal 2017, the Company incurred a loss on the sale of its historical investment in Repreve Renewables, LLC of $1,662.

Note: Amounts presented in the reconciliations above may not be consistent with amounts included in the Company’s condensed consolidated financial statements. Any such inconsistencies are insignificant and are integral to the reconciliations.

Unifi Announces Fourth Quarter and Fiscal 2018 Results	9

RECONCILIATIONS OF REPORTED RESULTS TO ADJUSTED RESULTS (CONTINUED)

(Unaudited)

(In thousands, except per share amounts)

Adjusted Net Income and Adjusted EPS

In fiscal 2018, the Company discontinued calculating current period and historical Adjusted EPS using basic weighted average common shares outstanding and began calculating Adjusted EPS using diluted weighted average common shares outstanding.

The tables below set forth reconciliations of (i) Income before income taxes (“Pre-tax Income”), (Benefit) provision for income taxes (“Tax Impact”) and Net income attributable to Unifi, Inc. (“Net Income”) to Adjusted Net Income and (ii) Diluted Earnings Per Share (“Diluted EPS”) to Adjusted EPS.

	For the Three Months Ended June 24, 2018				For the Three Months Ended June 25, 2017
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$9,957	$807	$10,764	$0.58	$14,121	$(4,417)	$9,704	$0.52
Reversal of specific uncertain tax position (1)	—	(3,380)	(3,380)	(0.19)	—	—	—	—
Adjusted results	$9,957	$(2,573)	$7,384	$0.39	$14,121	$(4,417)	$9,704	$0.52

Diluted weighted average common shares outstanding				18,701				18,503

	For the Fiscal Year Ended June 24, 2018				For the Fiscal Year Ended June 25, 2017
	Pre-tax Income	Tax Impact	Net Income	Diluted EPS	Pre-tax Income	Tax Impact	Net Income	Diluted EPS
GAAP results	$30,211	$1,491	$31,702	$1.70	$43,275	$(10,898)	$32,875	$1.78
Reversal of specific uncertain tax position (1)	—	(3,380)	(3,380)	(0.18)	—	—	—	—
Reversal of specific tax valuation allowance (2)	—	(3,807)	(3,807)	(0.20)	—	—	—	—
Loss on sale of business (3)	—	—	—	—	1,662	—	1,662	0.09
Adjusted results	$30,211	$(5,696)	$24,515	$1.32	$44,937	$(10,898)	$34,537	$1.87

Diluted weighted average common shares outstanding				18,637				18,443

(1)	For fiscal 2018, Unifi reversed a $3,380 uncertain tax position relating to foreign exchange income recognized in fiscal 2015.

(2)

For fiscal 2018, Unifi reversed a $3,807 valuation allowance on certain historical net operating losses in connection with a tax status change unrelated to the federal tax reform legislation signed into law in December 2017.

(3)	For fiscal 2017, Unifi incurred a loss on the sale of its historical investment in Repreve Renewables, LLC of $1,662. There was no tax impact for this transaction as the loss was non-deductible.

Unifi Announces Fourth Quarter and Fiscal 2018 Results	10

Non-GAAP Financial Measures

Certain non-GAAP financial measures included herein are designed to complement the financial information presented in accordance with GAAP. These non-GAAP financial measures include Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income and Adjusted EPS (collectively, the “non-GAAP financial measures”).

•	EBITDA represents Net income attributable to Unifi, Inc. before net interest expense, income tax expense, and depreciation and amortization expense.
•

Adjusted EBITDA represents EBITDA adjusted to exclude equity in earnings of Parkdale America, LLC (“PAL”) and, from time to time, certain other adjustments necessary to understand and compare the underlying results of UNIFI.

•

Adjusted Net Income represents Net income attributable to Unifi, Inc. calculated under GAAP, adjusted to exclude the approximate after-tax impact of certain income or expense items (as well as specific impacts to the provision for income taxes) necessary to understand and compare the underlying results of UNIFI. Adjusted Net Income excludes certain amounts which management believes do not reflect the ongoing operations and performance of UNIFI.

•	Adjusted EPS represents Adjusted Net Income divided by UNIFI’s diluted weighted average common shares outstanding.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered a substitute for performance measures determined in accordance with GAAP. The calculations of the non-GAAP financial measures are subjective, based on management’s belief as to which items should be included or excluded in order to provide the most reasonable and comparable view of the underlying operating performance of the business. We may, from time to time, modify the amounts used to determine our non-GAAP financial measures. When applicable, management’s discussion and analysis includes specific consideration for items that comprise the reconciliations of its non-GAAP financial measures.

We believe that these non-GAAP financial measures better reflect UNIFI’s underlying operations and performance and that their use, as operating performance measures, provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets, among otherwise comparable companies.

Management uses Adjusted EBITDA (i) as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, as it removes the impact of (a) items directly related to our asset base (primarily depreciation and amortization) and (b) items that we would not expect to occur as a part of our normal business on a regular basis; (ii) for planning purposes, including the preparation of our annual operating budget; (iii) as a valuation measure for evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business; and (iv) as one measure in determining the value of other acquisitions and dispositions. Adjusted EBITDA is a key performance metric utilized in the determination of variable compensation. We also believe Adjusted EBITDA is an appropriate supplemental measure of debt service capacity, because it serves as a high-level proxy for cash generated from operations and is relevant to our fixed charge coverage ratio. Equity in earnings of PAL is excluded from Adjusted EBITDA because such earnings do not reflect our operating performance.

Management uses Adjusted Net Income and Adjusted EPS (i) as measurements of net operating performance because they assist us in comparing such performance on a consistent basis, as they remove the impact of (a) items that we would not expect to occur as a part of our normal business on a regular basis and (b) components of the provision for income taxes that we would not expect to occur as a part of our underlying taxable operations; (ii) for planning purposes, including the preparation of our annual operating budget; and (iii) as measures in determining the value of other acquisitions and dispositions.

Historically, the non-GAAP financial measures aimed to exclude the impact of the non-controlling interest in Repreve Renewables, LLC, while the consolidated amounts for such entity were required to be included in UNIFI’s financial amounts reported under GAAP.

In evaluating non-GAAP financial measures, investors should be aware that, in the future, we may incur expenses similar to the adjustments included herein. Our presentation of non-GAAP financial measures should not be construed as indicating that our future results will be unaffected by unusual or non-recurring items. Each of our non-GAAP financial measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results or liquidity measures as reported under GAAP. Some of these limitations are (i) it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; (ii) it does not reflect the impact of earnings or charges resulting from matters we consider not indicative of our ongoing operations; (iii) it does not reflect changes in, or cash requirements for, our working capital needs; (iv) it does not reflect the cash requirements necessary to make payments on our debt; (v) it does not reflect our future requirements for capital expenditures or contractual commitments; (vi) it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us; and (vii) other companies in our industry may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, these non-GAAP financial measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations, including those under our outstanding debt obligations. You should compensate for these limitations by relying primarily on our GAAP results and using these measures only as supplemental information.

Unifi Announces Fourth Quarter and Fiscal 2018 Results	11

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the financial condition and results of operations of UNIFI that are based on management’s beliefs, assumptions and expectations about our future economic performance, considering the information currently available to management.  An example of such forward-looking statements include, among others, guidance pertaining to our financial outlook. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “intend,” “seek,” “strive” and words of similar import, or the negative of such words, identify or signal the presence of forward-looking statements.  These statements are not statements of historical fact, and they involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that we express or imply in any forward-looking statement.

Factors that could contribute to such differences include, but are not limited to:  the competitive nature of the textile industry and the impact of global competition; changes in the trade regulatory environment and governmental policies and legislation; the availability, sourcing and pricing of raw materials; general domestic and international economic and industry conditions in markets where UNIFI competes, including economic and political factors over which UNIFI has no control; changes in consumer spending, customer preferences, fashion trends and end-uses for products; the financial condition of UNIFI’s customers; the loss of a significant customer or brand partner; natural disasters, industrial accidents, power or water shortages, extreme weather conditions and other disruptions at one of our facilities; the success of UNIFI’s strategic business initiatives; volatility of financial and credit markets; the ability to service indebtedness and fund capital expenditures and strategic business initiatives; availability of and access to credit on reasonable terms; changes in foreign currency exchange, interest and inflation rates; fluctuations in production costs; the ability to protect intellectual property; the strength and reputation of our brands; employee relations; the ability to attract, retain and motivate employees; the impact of environmental, health and safety regulations; the operating performance of joint ventures and other equity investments; and the accurate financial reporting of information from equity method investees.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control.  New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on UNIFI.  Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, except as may be required by federal securities laws. The above and other risks and uncertainties are described in UNIFI’s most recent annual report on Form 10-K, and additional risks or uncertainties may be described from time to time in other reports filed by UNIFI with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

-end-

Unifi Announces Fourth Quarter and Fiscal 2018 Results	12